EXHIBIT 99.1

CUSIP No. 59151K108

AGREEMENT CONCERNING
JOINT FILING OF SCHEDULE 13G

The undersigned agree as follows:

(i)       each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)       each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: July 2, 2025	OCI N.V.

	By:	/s/ Hassan Badrawi
Name: Hassan Badrawi Title: Chief Executive Officer

OCI Intermediate B.V.

By:	/s/ Maud de Vries
Name: Maud de Vries Title: Director

By:	/s/ Beshoy Guirguis
Name: Beshoy Guirguis Title: Director

OCI Chemicals B.V.

By:	/s/ Maud de Vries
Name: Maud de Vries Title: Director

By:	/s/ Beshoy Guirguis
Name: Beshoy Guirguis Title: Director